                                                                  EXHIBIT 11(b)
               Computation of Fully-Diluted Earnings Per Share (a)
               -----------------------------------------------

                                                            (Unaudited)
                                                      Three Months Ended May 31,
                                                 ----------------------------------
                                                 1996                         1995
                                                 ----                         ----
Average number of common shares
outstanding on a fully diluted
basis assuming exercise of stock
options based on the treasury
stock method using the higher
of average market price or ending
market price (b)                                  75,673,431                   75,595,096
                                         ====================         ====================

Net income (thousands)                   $            27,772          $            37,300
                                         ====================         ====================

Fully-diluted earnings
  per share                              $               .37          $               .49
                                         ====================         ====================


(a) This calculation is submitted in accordance with the Securities Exchange Act of 1934, although not required by Accounting Principles Board Opinion No. 15, since less than a 3% dilution results.

(b) Average market price was used for May 31, 1996. Ending market price was used for May 31, 1995.